UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

UNITED STATES ANTIMONY CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

EXPLANATORY NOTE

On April 20, 2026, United States Antimony Corporation (“USAC” or the “Company”) filed with the Securities and Exchange Commission (the “SEC”) its Definitive Proxy Statement on Schedule 14A (together with the supplement filed on April 27, 2026, the “Proxy Statement”) for the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on June 12, 2026. This supplement (the “Proxy Supplement”) should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this Proxy Supplement have the meanings ascribed to them in the Proxy Statement.

Change in the Company’s Independent Registered Public Accounting Firm

As described in the Proxy Statement under Proposal No. 3 (Ratification of the Appointment of the Independent Registered Public Accounting Firm), the Audit Committee of the Board of Directors appointed Assure CPA, LLC (“Assure”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, and shareholders were asked to ratify that appointment.

On June 3, 2026, after the date of the Proxy Statement, Assure combined its practice with, and was acquired by, Sadler Gibb & Associates, LLC (“Sadler Gibb”). As a result, Assure ceased to serve as the Company’s independent registered public accounting firm, and, on June 5, 2026, the Audit Committee appointed Sadler Gibb as the Company’s independent registered public accounting firm, as successor to Assure, for the fiscal year ending December 31, 2026. The lead engagement partner and the professional staff principally responsible for the Company’s prior annual audits have continued with Sadler Gibb and remain unchanged. Additional information regarding the change in the Company’s independent registered public accounting firm is contained in the Company’s Current Report on Form 8-K filed with the SEC on June 8, 2026.

Effect on Proposal No. 3

In light of the foregoing, Proposal No. 3 is hereby amended and supplemented so that shareholders are now being asked to ratify the appointment of Sadler Gibb, as successor to Assure, as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. All references in the Proxy Statement and the accompanying proxy card to the ratification of the appointment of Assure shall be deemed to refer to the ratification of the appointment of Sadler Gibb.

Your vote on Proposal No. 3 will not change as a result of this Supplement. Proxies previously submitted with respect to Proposal No. 3 will be voted at the Annual Meeting in accordance with the instructions given, and a proxy voted “FOR,” “AGAINST” or “ABSTAIN” on Proposal No. 3 will be voted, respectively, “FOR,” “AGAINST” or “ABSTAIN” on the ratification of the appointment of Sadler Gibb. You do not need to take any action or submit a new proxy unless you wish to change your vote. Shareholders who have already voted and who do not wish to change their vote need not do anything.

Representatives of Sadler Gibb are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so.

How to Change Your Vote

Any shareholder of record giving a proxy may revoke it at any time before it is voted at the Annual Meeting by the methods described in the Proxy Statement, including by delivering a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Beneficial owners should follow the instructions provided by their bank, broker or other nominee.

Additional Information and Where to Find It

This Supplement should be read in conjunction with the Proxy Statement, which contains important additional information. The Proxy Statement, this Supplement and other documents filed by the Company with the SEC are available free of charge at the SEC’s website at www.sec.gov and on the Company’s website at https://usantimony.com. The Company, its directors and certain of its executive officers may be deemed participants in the solicitation of proxies in connection with the Annual Meeting; information regarding such participants is set forth in the Proxy Statement.

Except as described in this Supplement, the Proxy Statement, including the recommendations of the Board of Directors with respect to each proposal, remains unchanged and in full force and effect.

Important Information

This Proxy Supplement should be read in conjunction with the Proxy Statement. Except as described in the Proxy Supplement, the Proxy Supplement does not modify, amend, change, update, or otherwise affect the Proxy Statement. This Proxy Supplement does not change the proposals to be acted on at the Annual Meeting or the recommendation of the board of directors with respect to any proposals.

If you have already voted, you do not need to vote again unless you would like to change or revoke your prior vote on any proposal. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.